CODE OF ETHICS

APPLICABLE TO SENIOR OFFICERS

Koppers Inc. (“Koppers” or the “Company”) is committed to maintaining the highest standards of legal and ethical business conduct. Koppers’ Code of Conduct and this Code of Ethics Applicable to Senior Officers is a reflection of this commitment. The Code of Conduct identifies and establishes policies regarding a variety of key legal and ethical requirements applicable to Company personnel. This Code of Ethics Applicable to Senior Officers further identifies key standards applicable specifically to such personnel. The term “Senior Officers of the Company” as used in this Code of Ethics Applicable to Senior Officers, means the Chief Executive Officer, the Chief Financial Officer, all positions that report directly to the Chief Financial Officer and all of the positions identified in Exhibit A hereto. All Senior Officers are expected to review this Code of Ethics Applicable to Senior Officers regularly and to follow it scrupulously in their work activities.

The standards applicable to Senior Officers under this Code of Ethics Applicable to Senior Officers are as follows:

1.	Senior Officers shall respect and abide by the Koppers Code of Conduct.

2.	Without limiting the foregoing Senior Officers will,

(a)	act with honesty and integrity at all times, avoiding actual, apparent and potential conflicts of interest between personal interests and the interests of Koppers;

(b)	comply with applicable federal, state, foreign, provincial and local laws, regulations and rules, as well as the rules and regulations of appropriate private and public regulatory agencies; and

(c)	respect the confidentiality of information acquired in the course of work, disclosing the same only as authorized or legally obligated. Confidential information acquired in the course of work will not be used for personal advantage.

3.	In recognition of their leadership position with Koppers, Senior Officers will proactively promote ethical behavior in their work environment and expect ethical behavior from their staff.

4.	Senior Officers will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting important facts, omitting important facts or allowing their independent professional judgment to be subordinated.

5.	Senior Officers will take all reasonable action to ensure that the information contained in documents filed or submitted by Koppers with the Securities and Exchange Commission, or otherwise publicly disclosed, is accurate, complete, fair, objective, relevant, timely and understandable.

6.	Senior Officers will use the assets and resources of Koppers responsibly in the performance of their responsibilities.

7.	Senior Officers will notify a member of the Audit Committee of the Board of Directors promptly in the event they become aware of any actual, apparent, alleged or potential violation of this Code of Ethics Applicable to Senior Officers, including, without limitation, any actual, apparent, alleged or potential conflict of interest.

8.	Senior Officers understand that the Audit Committee of the Board of Directors has a duty to fully investigate and report to the Board of Directors, any actual, potential or alleged violations of this Code of Ethics Applicable to Senior Officers, including any actual, potential, apparent or alleged conflict of interest. Senior Officers will not, directly or indirectly, obstruct, delay or otherwise hinder any such investigation or reporting or retaliate against those investigating or those providing information, data and records to support such investigation. Senior Officers will fully and fairly facilitate all inquiries of the Audit Committee in performing its duties in this regard, and will respect all determinations of the Audit Committee, including determinations not to pursue transactions and determinations mandating that a Senior Financial Officer recuse himself or herself from transactions.

9.	Waivers of this Code of Ethics Applicable to Senior Officers, whether or not material, must be obtained in advance, may be granted only by the Board of Directors and must be promptly disclosed by Koppers on a Form 8-K filed with the Securities and Exchange Committee or on Koppers’ website.

10.	Any violation of this Code of Ethics Applicable to Senior Officers, whether or not material will result in appropriate discipline, including, in appropriate cases, termination of employment or a change in job responsibilities and compensation.

This Code of Ethics Applicable to Senior Officers was approved by the Board of Directors of Koppers Inc. on February 18, 2004.

Exhibit A

Vice President & General Manger—Carbon Materials & Chemicals Division (North America)

Vice President & General Manager—Railroad Products & Services Division (North America)

Vice President & General Manager—Utility Poles and Piling Division (North America)

Vice President & General Manager—Australasian Operations

Vice President & General Manager—European Operations

Vice President & General Manager—Global Marketing

Chief Financial Manager—Koppers Australia Pty. Ltd.

Chief Financial Manager—European Operations/Koppers UK Limited

Controller—Carbon Materials and Chemicals Division (North America)

Controller—Railroad and Utility Poles and Piling Divisions (North America)

Managing Director—Koppers Denmark A/S

Manager, Finance and Administration, Koppers Denmark A/S